Exhibit 99.1
FOR IMMEDIATE RELEASE – July 27, 2023
Carter Bankshares, Inc. Announces Second Quarter 2023 Financial Results
Martinsville, VA, July 27, 2023 – Carter Bankshares, Inc. (the “Company”) (NASDAQ:CARE), the holding company of Carter Bank & Trust (the “Bank”) today announced quarterly net income of $5.7 million, or $0.24 diluted earnings per share (“EPS”), for the second quarter of 2023 compared to net income of $15.9 million, or $0.67 diluted EPS, in the first quarter of 2023 and net income of $10.8 million, or $0.44 diluted EPS, for the second quarter of 2022. The pre-tax pre-provision income1 was $6.2 million for the quarter ended June 30, 2023, $21.3 million for the quarter ended March 31, 2023 and $14.7 million for the quarter ended June 30, 2022.
For the six months ended June 30, 2023, net income was $21.6 million, or $0.91 diluted EPS, compared to net income of $20.1 million, or $0.80 diluted EPS for the same period in 2022. Pre-tax pre-provision earnings1 were $28.1 million and $25.7 million for the six months ended June 30, 2023 and 2022, respectively.
The Company’s financial results for the second quarter of 2023, compared to the prior quarter and the prior year quarter, were significantly impacted by placing loans contained in the Bank’s Other segment with an aggregate principal value of $301.9 million on nonaccrual status which had a $11.3 million negative impact on interest income for the second quarter of 2023.
Financial Highlights for the Three and Six Months Ended June 30, 2023
•Quarterly and year-to-date net income of $5.7 million, or $0.24 diluted EPS and $21.6 million, or $0.91 diluted EPS, respectively;
•Annualized quarterly return on average assets (“ROA”) of 0.52% and annualized quarterly return on average equity (“ROE”) of 6.38% and annualized year-to-date ROA and ROE of 1.01% and 12.45%, respectively;
•Net interest income, decreased $14.1 million, or 34.5%, to $26.7 million compared to the first quarter of 2023 primarily due to a 92 basis point decrease in the yield on earning assets, and by a 66 basis point increase in funding costs and compared to the second quarter of 2022 decreased $5.7 million, or 17.7% primarily due to a 42 basis point increase in earning assets and by a 149 basis point increase in funding costs;
•Net interest margin decreased 144 basis points to 2.51% compared to the first quarter of 2023, and decreased 73 basis points compared to the second quarter of 2022. Net interest margin, on an FTE basis3, decreased 144 basis points to 2.54% compared to the quarter ended March 31, 2023 and decreased 73 basis points compared to the second quarter of 2022.
•Total portfolio loans increased $81.5 million, or 10.1%, on an annualized basis, to $3.3 billion at June 30, 2023 compared to March 31, 2023 and increased $332.5 million compared to June 30, 2022;
•Total deposits increased $43.6 million, or 1.2%, compared to March 31, 2023 and decreased $176.4 million, or 4.7%, compared to June 30, 2022;
•Nonperforming loans to total portfolio loans were 9.33%, 0.26% and 0.40% for the quarters ended June 30, 2023, March 31, 2023 and June 30, 2022, respectively;
•Total shareholders’ equity decreased $10.6 million from March 31, 2023;

•The allowance for credit losses to portfolio loans were 2.83%, 2.91% and 3.27% at June 30, 2023, March 31, 2023 and June 30, 2022, respectively;
•The efficiency ratio was 80.5%, 51.8% and 61.5%, and the core efficiency ratio4 was 79.8%, 51.2%, and 61.3% for the quarters ended June 30, 2023, March 31, 2023 and June 30, 2022, respectively.
“Obviously we are disappointed with the negative impact to our financial results of placing our largest lending relationship into nonaccrual status due to loan maturities and failure to pay in full during the second quarter. However, aside from the impact of this one lending relationship, our financial performance for the quarter was solid. Also, this large lending relationship is well secured based on the net carrying value of the credit relationship and we are pursuing all remedies to resolve this in a manner that best protects the Company and its shareholders.
We expect that the Company’s net interest margin will return to a more normalized level once this matter is resolved. Our balance sheet continues to be asset sensitive, with a large portion of floating rate loans and securities benefiting from higher interest rates. On the deposit side, we are seeing mounting pressure on funding costs and expect that trend will continue to affect our margin in the coming quarters. We do believe that continued positive trends in loan growth and expense control will help support earnings in the near term. During the second quarter, loans grew by an annualized rate of 10.1%. Lending pipelines are beginning to show signs of slowing, but we are still pursuing high quality deals and adhering to our conservative credit underwriting guidelines,” stated Litz H. Van Dyke, Chief Executive Officer.
Van Dyke continued, “I want to assure our investors, our customers and the market that our Company continues to be financially sound with strong capital, liquidity levels and a high level of allowance for credit losses, all of which position us for continued prosperity. Additionally, we believe our balance sheet structure will allow us to effectively manage our capital and liquidity levels through any industry or economic challenges that may emerge in the coming quarters. Lastly, I want to reiterate that we are pursuing all remedies to resolve the Company’s nonaccrual loans in a manner that best protects the Company and its shareholders.”
Operating Highlights
Credit Quality
Nonperforming loans as a percentage of total portfolio loans were 9.33%, 0.26% and 0.40% as of June 30, 2023, March 31, 2023 and June 30, 2022, respectively. At June 30, 2023 nonperforming loans increased $302.4 million to $310.7 million since March 31, 2023.
During the second quarter of 2023, the Company placed commercial loans in the Other segment of the Company’s loan portfolio, relating to the Bank’s largest lending relationship which has an aggregate principal amount of $301.9 million, on nonaccrual status due to loan maturities and failure to pay in full during the second quarter of 2023. This relationship comprises 97.2% of nonperforming loans to total loans at June 30, 2023. The Company has initiated collection processes with respect to such loans and intends to explore all alternatives for repayment. The Company believes it is well secured based on the net carrying value of the credit relationship and appropriately reserved for potential losses with respect to all such loans based on information currently available. However, we cannot give any assurance as to the timing or amount of future payments or collections on such loans. The Company has established specific reserves of $53.6 million at June 30, 2023.
The provision for credit losses decreased $1.3 million and $1.7 million in the second quarter of 2023 compared to the first quarter of 2023 and the second quarter of 2022, respectively. The decrease in the provision for credit losses was primarily driven by the release of specific reserves on three loans, offset by loan growth and increased reserves due to the above mentioned large nonaccrual lending relationship. The provision for unfunded commitments in the second quarter of 2023 was $0.4 million compared to a provision of $0.1 million in the first quarter of 2023 and a provision of $0.3 million in the second quarter of 2022.

The provision for credit losses decreased $0.9 million for the six months ended June 30, 2023 compared to the same period in 2022 due to substantially the same factors as discussed in the paragraph above. The provision for unfunded commitments for the six months ended June 30, 2023 was $0.4 million compared to $32.8 thousand for the same period in 2022.
Net Interest Income
Net interest income decreased $14.1 million, or 34.5%, to $26.7 million compared to the first quarter of 2023 and decreased $5.7 million, or 17.7%, compared to the second quarter of 2022. The net interest margin decreased 144 basis points to 2.51% compared to the first quarter of 2023, and decreased 73 basis points compared to the second quarter of 2022. Net interest margin, on an FTE basis, decreased 144 basis points to 2.54% compared to the quarter ended March 31, 2023 and decreased 73 basis points compared to the second quarter of 2022. The yield on interest-earning assets decreased 92 basis points and increased 42 basis points compared to the quarters ended March 31, 2023 and June 30, 2022, respectively.
The decline in interest income during the second quarter of 2023 was primarily due to a $11.3 million negative impact on interest income for the above referenced large nonaccrual lending relationship that was placed in nonaccrual status during the second quarter of 2023. This nonperforming relationship drove a 105 basis point decline in the yield on the loan portfolio, which was offset in part by increases in the yield on other earning assets of 13 basis points compared to the first quarter of 2023.
Interest expense increased $5.8 million, or 52.2%, for the three months ended June 30, 2023 compared to the first quarter of 2023 and increased $12.5 million, or 277.7%, as compared to the second quarter of 2022. Funding costs increased 66 basis points compared to the previous quarter and increased 149 basis points compared to the same quarter of 2022. The increase in interest expense is due to the rising interest rate environment and customers migrating from lower-cost non-maturing deposits to higher-yielding certificate of deposit (“CD”) products.
Net interest income increased $6.8 million, or 11.2%, to $67.5 million for the six months ended June 30, 2023 compared to the same period in 2022. The net interest margin increased 16 basis points to 3.22% for the six months ended June 30, 2023 compared to 3.06% for the same period in 2022. Net interest margin, on an FTE basis3, increased 16 basis points to 3.25% for the six months ended June 30, 2023 compared to 3.09% for the same period in 2022. The yield on interest-earning assets increased 105 basis points and funding costs increased 115 basis points for the six months ended June 30, 2023 compared to the same period in 2022.
Interest expense increased $19.2 million, or 214.5%, to $28.2 million for the six months ended June 30, 2023 compared to the same period in 2022. Total interest-bearing liabilities increased 115 basis points compared to the same period of 2022. The increase in interest expense is due to the rising rate environment, the shift to higher cost borrowings to fund loan growth due to the decline in deposits and customers migrating from lower-cost non-maturing deposits to higher-yielding CD products.
Since the first quarter of 2023, there has been more pressure on our cost of funds due to the shift from non-maturing deposits to higher yielding certificates of deposits and higher-cost borrowings, which has negatively impacted our net interest margin. We expect this shift to continue to impact the third and fourth quarters of 2023 given the high interest rate environment. Positively impacting the second quarter of 2023 was the asset sensitivity of our balance sheet. Yields on a large portion of our loan and securities portfolios adjust as rates increase. This positively impacts revenue and helps offset increased funding costs.

Noninterest Income
For the second quarter of 2023, total noninterest income was $5.0 million, an increase of $0.3 million, or 6.2%, from the first quarter of 2023 and a decrease of $0.6 million, or 10.3%, compared to the second quarter of 2022.
The increase of $0.3 million in noninterest income compared to the first quarter of 2023 primarily related to increases of $0.3 million in insurance commissions and a $0.3 million increase in the other noninterest income, offset by a $0.2 million decline in debit card interchange fees and a $0.1 million decline in commercial loan swap income. The increase in insurance commissions was due to increased customer activity and the increase in other noninterest income related to a $0.2 million net gain on a venture capital investment. The decrease in debit card interchange fees of $0.2 million was due to an annual program incentive in the first quarter of 2023 and the decrease in commercial loan swap fee income is related to the timing and demand for this product in the changing interest rate environment.
As compared to the second quarter of 2022 the decrease of $0.6 million in noninterest income was primarily related to $0.8 million in commercial loan swap fee income due to the changing interest rate environment, offset by $0.2 million within other noninterest income due to the previously mentioned $0.2 million net investment gain.
For the six months ended June 30, 2023, total noninterest income was $9.8 million, a decrease of $1.2 million, or 10.8%, from the same period in 2022 primarily due to a decrease of $0.6 million in commercial loan swap fee income due to the changing interest rate environment, a decrease of $0.3 million related to losses on sales and write-downs of bank premises, net, a $0.2 million decline in insurance commissions and a decrease of $0.1 million in other noninterest income. These decreases were offset by an increase of $0.3 million in debit card interchange fees.
Noninterest Expense
For the second quarter of 2023, total noninterest expense was $25.5 million, an increase of $2.0 million, or 8.3%, from the first quarter of 2023 and an increase of $2.1 million, or 9.1% from the second quarter of 2022.
The most significant variances compared to the first quarter of 2023 included higher professional and legal fees of $0.8 million during the quarter and minimal additional expenses in the aggregate of $0.8 million incurred in the following categories: data processing expenses, debit card expenses and occupancy expenses, net.
The most significant variances for the second quarter of 2023 compared to the second quarter of 2022 related to increases of $1.2 million in salaries and employee benefits, $0.5 million in professional and legal fees, as well as additional expenses of $0.8 million incurred in the aggregate within occupancy expenses, net, data processing expenses, advertising expenses and debit card expenses. These increases were offset by the decrease of $0.6 million in tax credit amortization.
Salaries and employee benefits increased primarily due to $1.0 million higher base salaries, higher medical claims of $0.5 million, increased incentive bonuses of $0.2 million and higher restricted stock expense of $0.1 million all during the second quarter of 2023, offset during the quarter by a decrease in management incentives and lower profit sharing expenses of $0.6 million. The decline in tax credit amortization of $0.6 million is due to the early adoption of ASU 2023-02 Investments Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Tax Credit Structures Using the Proportional Amortization Method. Under the proportional amortization modified retrospective basis, the amortization of tax credit investments is recorded as a component of income tax expense instead of through noninterest expense as previously recorded in 2022.
For the six months ended June 30, 2023, total noninterest expense was $49.1 million, an increase of $3.2 million, or 6.9%, from the same period in 2022 primarily due to higher salaries and employee benefits of $3.1 million, increased occupancy expenses of $0.4 million, increased FDIC insurance expenses of $0.3 million, higher advertising expenses of $0.3 million and an increase of $0.4 million in other noninterest expense. Offsetting these increases, similar to the quarterly variance, was a decline in tax credit amortization of $1.2 million due to the early adoption of ASU 2023-02. The increase in salaries and employee benefits was primarily related to higher salary expense due to fewer open positions in retail, job grade assessment increases, normal merit increases and higher commercial loan incentives in 2023. The increase in FDIC insurance expenses was due to a final rule adopted by the FDIC to all insured depository institutions, to increase initial base deposit insurance assessment rate schedules uniformly by two basis points, beginning in the first quarterly assessment period of 2023.
Financial Condition
Total assets were generally consistent at $4.4 billion at both June 30, 2023 and March 31, 2023, increasing $18.4 million during the second quarter of 2023. Total portfolio loans increased $81.5 million, or 10.1%, on an annualized basis, to $3.3 billion at June 30, 2023 compared to $3.2 billion at March 31, 2023 primarily due to loan growth in commercial real estate (“CRE”) and residential mortgage segments. The securities portfolio decreased $41.5 million and is currently 18.7% of total assets at June 30, 2023 compared to 19.8% of total assets at March 31, 2023. The decrease is due to $29.2 million in security sales, curtailments and maturities deployed into higher yielding loan growth during the three months ended June 30, 2023. Federal Home Loan Bank (“FHLB”) stock, at cost, decreased $1.2 million to $19.4 million at June 30, 2023 compared to $20.6 million at March 31, 2023.
Total deposits increased $43.6 million to $3.6 billion at June 30, 2023 as compared to $3.5 billion at March 31, 2023 due to an increase of $144.1 million in CDs, offset by a total decrease of $100.5 million in core deposits. The decreases in core deposits compared to last quarter included decreases of $80.4 million in savings accounts, $10.8 million in interest-bearing demand accounts, $8.1 million in money market accounts and $1.2 million in noninterest-bearing demand accounts. The primary driver of the decreases in core deposits was due to customers migrating to higher-yielding CD products.
At June 30, 2023, noninterest-bearing deposits comprised 19.2% compared to 19.5% and 18.8% of total deposits at March 31, 2023 and June 30, 2022, respectively. CDs comprised 40.6%, 37.0% and 33.6% of total deposits at June 30, 2023, March 31, 2023 and June 30, 2022, respectively. As of June 30, 2023, approximately 88.3% of our total deposits of $3.6 billion were insured under standard FDIC insurance coverage limits, and approximately 11.7% of our total deposits were uninsured deposits over the standard FDIC insurance coverage limit. As of March 31, 2023, approximately 87.6% of our total deposits of $3.5 billion were insured under standard FDIC insurance coverage limits, and approximately 12.4% of our total deposits were uninsured deposits over the standard FDIC insurance coverage limit.
FHLB borrowings decreased $28.0 million to $407.1 million at June 30, 2023 compared to $435.1 million at March 31, 2023 primarily due to the $43.6 million increase in deposits.
Capitalization and Liquidity
The Company remained well capitalized as of June 30, 2023. The Company’s Tier 1 Capital ratio was 11.46% at June 30, 2023 compared to 12.28% at March 31, 2023. The Company’s leverage ratio was 10.02% at June 30, 2023 compared to 10.09% at March 31, 2023. The Company’s Total Risk-Based Capital ratio was 12.72% at June 30, 2023 compared to 13.54% at March 31, 2023.
The Bank also remained well capitalized as of June 30, 2023. The Bank’s Tier 1 Capital ratio was 11.34% at June 30, 2023 compared to 12.15% at March 31, 2023. The Bank’s leverage ratio was 9.76% at June 30, 2023 compared to 9.98% at March 31, 2023. The Bank’s Total Risk-Based Capital ratio was 12.60% at June 30, 2023 compared to 13.42% at March 31, 2023.
Total capital of $344.2 million at June 30, 2023, reflects a decrease of $10.6 million as compared to March 31, 2023. The decrease in equity during the quarter ended June 30, 2023 is primarily due to $8.2 million related to the repurchase of common stock during the second quarter, a $8.6 million decrease in other comprehensive income due to changes in fair value of investment securities offset by net income of $5.7 million for the three months ended June 30, 2023 and the transitional adjustment of $0.1 million, net of tax for the adoption of ASU 2023-02. The remaining difference of $0.4 million is related to restricted stock activity for the quarter ended June 30, 2023.
At June 30, 2023, funding sources accessible to the Company include borrowing availability at the FHLB, equal to 25.0% of the Company’s assets or approximately $1.1 billion, subject to the amount of eligible collateral pledged, of which the Company is eligible to borrow up to an additional $508.4 million. The Company has federal funds unsecured lines with six other correspondent financial institutions totaling $145.0 million with an availability of $137.1 million and access to the institutional CD market. The Company borrowed $7.9 million on these lines as of June 30, 2023. In addition to the above funding resources, the Company also has $602.7 million unpledged available-for-sale investment securities, at fair value, as an additional source of liquidity.
As of the date of this earning release, the Company has approximately $322.3 million in par value of securities that are eligible to be pledged under the Bank Term Funding Program (“BTFP”), but the Bank has not borrowed under or otherwise accessed the BTFP.
About Carter Bankshares, Inc.
Headquartered in Martinsville, VA, Carter Bankshares, Inc. (NASDAQ: CARE) provides a full range of commercial banking, consumer banking, mortgage and services through its subsidiary Carter Bank & Trust. The Company has $4.4 billion in assets and 66 branches in Virginia and North Carolina. For more information or to open an account visit www.CBTCares.com.
Important Note Regarding Non-GAAP Financial Measures
In addition to traditional measures presented in accordance with GAAP, our management uses, and this press release contains or references, certain non-GAAP financial measures and should be read along with the accompanying tables in our definitions and reconciliations of GAAP to non-GAAP financial measures. This press release and the accompanying tables discuss financial measures that we believe are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results or financial condition as reported under GAAP.
Important Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements made in Mr. Van Dyke’s quotes and statements relating to our financial condition, market conditions, results of operations, plans, objectives, outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels and asset quality. Forward looking statements are typically identified by words or phrases such as “will likely result,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “intend,” “ believe,” “assume,” “strategy,” “trend,” “plan,” “outlook,” “outcome,” “continue,” “remain,” “potential,” “opportunity,” “comfortable,” “current,” “position,” “maintain,” “sustain,” “seek,” “achieve” and variations of such words and similar expressions, or future or conditional verbs such as will, would, should, could or may.
These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumption that are difficult to predict and often are beyond the Company’s control. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements including, but not limited to the effects of:
•market interest rates and the impacts of market interest rates on economic conditions, customer behavior, and the Company’s loan and securities portfolios;
•inflation, market and monetary fluctuations;
•changes in trade, monetary and fiscal policies and laws of the U.S. government, including policies of the Federal Reserve, FDIC and Treasury Department;
•changes in accounting policies, practices, or guidance, for example, our adoption of Current Expected Credit Losses (“CECL”) methodology, including potential volatility in the Company’s operating results due to application of the CECL methodology;
•cyber-security threats, attacks or events; rapid technological developments and changes;
•our ability to secure collateral on loans that have entered nonaccrual status due to loan maturities and failure to pay;
•changes in the Company’s liquidity and capital positions;
•concentrations of loans secured by real estate, particularly commercial real estate, and the potential impacts of changes in market conditions on the value of real estate collateral;
•an insufficient allowance for credit losses;
•the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, war and other military conflicts (such as the ongoing war between Russia and Ukraine) or public health events (such as the COVID-19 pandemic), and of any governmental and societal responses thereto; these potential adverse effects may include, without limitation, adverse effects on the ability of the Company's borrowers to satisfy their obligations to the Company, on the value of collateral securing loans, on the demand for the Company's loans or its other products and services, on incidents of cyberattack and fraud, on the Company’s liquidity or capital positions, on risks posed by reliance on third-party service providers, on other aspects of the Company's business operations and on financial markets and economic growth;
•a change in spreads on interest-earning assets and interest-bearing liabilities;
•regulatory supervision and oversight, including our relationship with regulators and any actions that may be initiated by our regulators;
•legislation affecting the financial services industry as a whole (such as the Inflation Reduction Act of 2022), and the Company and the Bank, in particular;
•the outcome of pending and future litigation and/or governmental proceedings;
•increasing price and product/service competition;
•the ability to continue to introduce competitive new products and services on a timely, cost-effective basis;

•managing our internal growth and acquisitions;
•the possibility that the anticipated benefits from acquisitions cannot be fully realized in a timely manner or at all, or that integrating the acquired operations will be more difficult, disruptive or more costly than anticipated;
•the soundness of other financial institutions and any indirect exposure related to the closings of First Republic, Silicon Valley Bank (“SVB”), Signature Bank and Silvergate Bank and their impact on the broader market through other customers, suppliers and partners or that the conditions which resulted in the liquidity concerns with SVB, Signature Bank and Silvergate Bank may also adversely impact, directly or indirectly, other financial institutions and market participants with which the Company has commercial or deposit relationships with;
•material increases in costs and expenses;
•reliance on significant customer relationships;
•general economic or business conditions, including unemployment levels, continuing supply chain disruptions and slowdowns in economic growth;
•significant weakening of the local economies in which we operate;
•changes in customer behaviors, including consumer spending, borrowing and saving habits;
•changes in deposit flows and loan demand;
•our failure to attract or retain key employees;
•expansions or consolidations in the Company’s branch network, including that the anticipated benefits of the Company’s branch network optimization project are not fully realized in a timely manner or at all;
•deterioration of the housing market and reduced demand for mortgages; and
•re-emergence of turbulence in significant portions of the global financial and real estate markets that could impact our performance, both directly, by affecting our revenues and the value of our assets and liabilities, and indirectly, by affecting the economy generally and access to capital in the amounts, at the times and on the terms required to support our future businesses.
Many of these factors, as well as other factors, are described in our filings with the SEC including in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. All risk factors and uncertainties described herein and therein should be considered in evaluating the Company’s forward-looking statements. Forward-looking statements are based on beliefs and assumptions using information available at the time the statements are prepared. We caution you not to unduly rely on forward-looking statements because the assumptions, beliefs, expectations and projections about future events are expressed in or implied by a forward-looking statement may, and often do, differ materially from actual results. Any forward-looking statement speaks only as to the date on which it is made, and we undertake no obligation to update, revise or clarify any forward-looking statement to reflect developments occurring after the statement is made.
Carter Bankshares, Inc.
Wendy Bell, 276-656-1776
Senior Executive Vice President & Chief Financial Officer
wendy.bell@CBTCares.com

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
BALANCE SHEETS

(Dollars in Thousands, except per share data)	June 30, 2023	March 31, 2023	June 30, 2022

	(unaudited)	(unaudited)	(unaudited)
ASSETS
Cash and Due From Banks, including Interest-Bearing Deposits of $8,403 at June 30, 2023, $41,300 at March 31, 2023 and $27,046 at June 30, 2022.	$53,275	$81,378	$70,240
Securities Available-for-Sale, at Fair Value	821,370	862,856	907,034
Loans Held-for-Sale	173	364	—
Portfolio Loans	3,330,442	3,248,898	2,997,896
Allowance for Credit Losses	(94,144)	(94,694)	(97,981)
Portfolio Loans, net	3,236,298	3,154,204	2,899,915

Bank Premises and Equipment, net	74,946	72,495	73,202
Other Real Estate Owned, net	3,379	8,291	8,432
Federal Home Loan Bank Stock, at Cost	19,403	20,593	2,067
Bank Owned Life Insurance	57,415	57,073	56,046
Other Assets	117,731	108,295	106,344
Total Assets	$4,383,990	$4,365,549	$4,123,280

LIABILITIES
Deposits:
Noninterest-Bearing Demand	$686,124	$687,333	$704,323
Interest-Bearing Demand	489,971	500,749	499,282
Money Market	422,780	430,938	555,621
Savings	526,588	606,976	733,704
Certificates of Deposit	1,451,540	1,307,411	1,260,463
Total Deposits	3,577,003	3,533,407	3,753,393
Federal Home Loan Bank Borrowings	407,135	435,135	—
Federal Funds Purchased	7,900	—	—
Other Liabilities	47,715	42,127	35,745
Total Liabilities	4,039,753	4,010,669	3,789,138

SHAREHOLDERS’ EQUITY
Common Stock, Par Value $1.00 Per Share, Authorized 100,000,000 Shares;
23,371,835 outstanding at June 30, 2023,
23,895,543 outstanding at March 31, 2023 and 24,577,477 at June 30, 2022	23,372	23,896	24,577
Additional Paid-in Capital	95,506	102,814	113,975
Retained Earnings	307,344	301,534	255,576
Accumulated Other Comprehensive Loss	(81,985)	(73,364)	(59,986)
Total Shareholders’ Equity	344,237	354,880	334,142
Total Liabilities and Shareholders’ Equity	$4,383,990	$4,365,549	$4,123,280

PERFORMANCE RATIOS
Return on Average Assets (QTD Annualized)	0.52%	1.51%	1.04%
Return on Average Assets (YTD Annualized)	1.01%	1.51%	0.98%
Return on Average Shareholders' Equity (QTD Annualized)	6.38%	18.89%	12.51%
Return on Average Shareholders' Equity (YTD Annualized)	12.45%	18.89%	10.95%
Portfolio Loans to Deposit Ratio	93.11%	91.95%	79.87%
Allowance for Credit Losses to Total Portfolio Loans	2.83%	2.91%	3.27%

CAPITALIZATION RATIOS
Shareholders' Equity to Assets	7.85%	8.13%	8.10%
Tier 1 Leverage Ratio	10.02%	10.09%	9.96%
Risk-Based Capital - Tier 1	11.46%	12.28%	12.70%
Risk-Based Capital - Total	12.72%	13.54%	13.96%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
INCOME STATEMENTS

	Quarter-to-Date			Year-to-Date
(Dollars in Thousands, except per share data)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022

	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest Income	$43,716	$51,955	$36,961	$95,671	$69,639
Interest Expense	17,005	11,170	4,502	28,175	8,958
NET INTEREST INCOME	26,711	40,785	32,459	67,496	60,681

Provision for Credit Losses	85	1,415	1,814	1,500	2,444
Provision for Unfunded Commitments	360	84	269	444	33
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	26,266	39,286	30,376	65,552	58,204

NONINTEREST INCOME
Gains (Losses) on Sales of Securities, net	3	(12)	76	(9)	52
Service Charges, Commissions and Fees	1,759	1,838	1,749	3,597	3,702
Debit Card Interchange Fees	1,934	2,105	1,850	4,039	3,782
Insurance Commissions	508	174	568	682	837
Bank Owned Life Insurance Income	341	339	334	680	668
(Losses) Gains on Sales and Write-downs of Bank Premises, net	—	—	(37)	—	346
Commercial Loan Swap Fee Income	—	116	756	114	756
Other	483	175	308	660	796
TOTAL NONINTEREST INCOME	5,028	4,735	5,604	9,763	10,939

NONINTEREST EXPENSE
Salaries and Employee Benefits	13,649	13,652	12,444	27,301	24,201
Occupancy Expense, net	3,601	3,400	3,296	7,001	6,648
FDIC Insurance Expense	702	641	629	1,343	997
Other Taxes	786	804	819	1,590	1,623
Advertising Expense	431	339	267	770	506
Telephone Expense	412	427	454	839	942
Professional and Legal Fees	1,659	834	1,202	2,493	2,421
Data Processing	1,058	720	842	1,778	1,683
Debit Card Expense	771	479	659	1,250	1,292
Tax Credit Amortization**	—	—	615	—	1,230
Other	2,467	2,280	2,183	4,747	4,378
TOTAL NONINTEREST EXPENSE	25,536	23,576	23,410	49,112	45,921

INCOME BEFORE INCOME TAXES	5,758	20,444	12,570	26,203	23,222
Income Tax Provision	54	4,504	1,792	4,558	3,121
NET INCOME	$5,704	$15,941	$10,778	$21,645	$20,101
Shares Outstanding, at End of Period	23,371,835	23,895,543	24,577,477	23,371,835	24,577,477
Average Shares Outstanding-Basic & Diluted	23,513,837	23,770,481	24,490,302	23,641,109	25,111,931
PER SHARE DATA
Basic Earnings Per Common Share*	$0.24	$0.67	$0.44	$0.91	$0.80
Diluted Earnings Per Common Share*	$0.24	$0.67	$0.44	$0.91	$0.80
Book Value	$14.73	$14.85	$13.60	$14.73	$13.60
Market Value	$14.79	$14.00	$13.20	$14.79	$13.20

PROFITABILITY RATIOS (GAAP)
Net Interest Margin	2.51%	3.95%	3.24%	3.22%	3.06%
Efficiency Ratio	80.46%	51.79%	61.50%	63.57%	64.12%
PROFITABILITY RATIOS (non-GAAP)
Net Interest Margin (FTE)[3]	2.54%	3.98%	3.27%	3.25%	3.09%
Core Efficiency Ratio[4]	79.77%	51.18%	61.30%	62.94%	63.65%
*All outstanding unvested restricted stock awards are considered participating securities for the earnings per share calculation. As such, these shares have been allocated to a portion of net income and are excluded from the diluted earnings per share calculation.
**Reclassification adjustment of $0.6 million was made in the first quarter of 2023 to conform to current presentation as it relates to the early adoption of ASU 2023-02 applying the modified retrospective method. Under the proportional amortization the amortization of tax credit investments is recorded as a component of income tax expense instead of through noninterest expense as previously recorded.

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
NET INTEREST MARGIN (FTE) (QTD AVERAGES)
(Unaudited)

	June 30, 2023			March 31, 2023			June 30, 2022
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$17,902	$215	4.82%	$16,135	$200	5.03%	$30,606	$61	0.80%
Tax-Free Investment Securities[3]	27,894	210	3.02%	29,094	205	2.86%	33,873	237	2.81%
Taxable Investment Securities	912,292	7,688	3.38%	920,633	7,393	3.26%	975,352	4,452	1.83%
Total Securities	940,186	7,898	3.37%	949,727	7,598	3.24%	1,009,225	4,689	1.86%
Tax-Free Loans[3]	126,453	1,016	3.22%	132,742	1,053	3.22%	147,060	1,159	3.16%
Taxable Loans	3,157,780	34,529	4.39%	3,073,351	43,128	5.69%	2,831,384	31,323	4.44%
Total Loans	3,284,233	35,545	4.34%	3,206,093	44,181	5.59%	2,978,444	32,482	4.37%
Federal Home Loan Bank Stock	19,331	315	6.54%	14,209	240	6.85%	2,314	22	3.81%
Total Interest-Earning Assets	4,261,652	43,973	4.14%	4,186,164	52,219	5.06%	4,020,589	37,254	3.72%
Noninterest Earning Assets	97,525			91,434			120,540
Total Assets	$4,359,177			$4,277,598			$4,141,129

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Demand	$490,423	$659	0.54%	$490,615	$497	0.41%	$487,567	$343	0.28%
Money Market	414,852	1,858	1.80%	476,798	1,254	1.07%	528,211	310	0.24%
Savings	566,312	151	0.11%	642,115	165	0.10%	735,438	189	0.10%
Certificates of Deposit	1,396,307	9,114	2.62%	1,281,598	5,603	1.77%	1,270,569	3,570	1.13%
Total Interest-Bearing Deposits	2,867,894	11,782	1.65%	2,891,126	7,519	1.05%	3,021,785	4,412	0.59%
Federal Home Loan Bank Borrowings	405,443	5,080	5.03%	285,563	3,395	4.82%	6,594	10	0.61%
Federal Funds Purchased	5,363	71	5.31%	14,349	176	4.97%	3,033	4	0.53%
Other Borrowings	6,163	72	4.69%	6,448	80	5.03%	6,205	76	4.91%
Total Borrowings	416,969	5,223	5.02%	306,360	3,651	4.83%	15,832	90	2.28%
Total Interest-Bearing Liabilities	3,284,863	17,005	2.08%	3,197,486	11,170	1.42%	3,037,617	4,502	0.59%
Noninterest-Bearing Liabilities	715,576			737,857			757,831
Shareholders' Equity	358,738			342,255			345,681
Total Liabilities and Shareholders' Equity	$4,359,177			$4,277,598			$4,141,129
Net Interest Income[3]		$26,968			$41,049			$32,752
Net Interest Margin[3]			2.54%			3.98%			3.27%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
NET INTEREST MARGIN (FTE) (YTD AVERAGES)
(Unaudited)

	June 30, 2023			June 30, 2022
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$17,023	$415	4.92%	$85,040	$123	0.29%
Tax-Free Investment Securities[3]	28,491	415	2.94%	30,246	448	2.99%
Taxable Investment Securities	916,439	15,081	3.32%	968,039	8,184	1.70%
Total Securities	944,930	15,496	3.31%	998,285	8,632	1.74%
Tax-Free Loans[3]	129,580	2,069	3.22%	150,569	2,365	3.17%
Taxable Loans	3,115,799	77,657	5.03%	2,761,471	59,068	4.31%
Total Loans	3,245,379	79,726	4.95%	2,912,040	61,433	4.25%
Federal Home Loan Bank Stock	16,784	555	6.67%	2,227	42	3.80%
Total Interest-Earning Assets	4,224,116	96,192	4.59%	3,997,592	70,230	3.54%
Noninterest Earning Assets	94,549			137,661
Total Assets	$4,318,665			$4,135,253

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Demand	$490,518	$1,156	0.48%	$475,838	$620	0.26%
Money Market	445,654	3,112	1.41%	519,298	594	0.23%
Savings	604,004	316	0.11%	720,681	367	0.10%
Certificates of Deposit	1,339,269	14,717	2.22%	1,289,578	7,230	1.13%
Total Interest-Bearing Deposits	2,879,445	19,301	1.35%	3,005,395	8,811	0.59%
Federal Home Loan Bank Borrowings	345,834	8,475	4.94%	4,011	16	0.80%
Federal Funds Purchased	9,831	247	5.07%	1,525	4	0.53%
Other Borrowings	6,305	152	4.86%	5,287	127	4.84%
Total Borrowings	361,970	8,874	4.94%	10,823	147	2.74%
Total Interest-Bearing Liabilities	3,241,415	28,175	1.75%	3,016,218	8,958	0.60%
Noninterest-Bearing Liabilities	726,656			748,744
Shareholders' Equity	350,594			370,291
Total Liabilities and Shareholders' Equity	$4,318,665			$4,135,253
Net Interest Income[3]		$68,017			$61,272
Net Interest Margin[3]			3.25%			3.09%
LOANS AND LOANS HELD-FOR-SALE
(Unaudited)

(Dollars in Thousands)	June 30, 2023	March 31, 2023	June 30, 2022
Commercial
Commercial Real Estate	$1,642,597	$1,575,675	$1,389,117
Commercial and Industrial	279,156	290,293	336,477
Total Commercial Loans	1,921,753	1,865,968	1,725,594
Consumer
Residential Mortgages	707,893	675,340	559,313
Other Consumer	38,736	41,308	48,033
Total Consumer Loans	746,629	716,648	607,346
Construction	356,805	361,003	322,731
Other	305,255	305,279	342,225
Total Portfolio Loans	3,330,442	3,248,898	2,997,896
Loans Held-for-Sale	173	364	—
Total Loans	$3,330,615	$3,249,262	$2,997,896

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
ASSET QUALITY DATA
(Unaudited)

(Dollars in Thousands)	June 30, 2023	March 31, 2023	June 30, 2022
Nonaccrual Loans
Commercial Real Estate	$2,512	$2,050	$3,258
Commercial and Industrial	113	141	5,210
Residential Mortgages	3,288	3,231	2,555
Other Consumer	12	5	6
Construction	2,908	2,941	1,000
Other	301,913	—	—
Total Nonperforming Loans	310,746	8,368	12,029
Other Real Estate Owned	3,379	8,291	8,432
Total Nonperforming Assets	$314,125	$16,659	$20,461

Nonperforming Loans to Total Portfolio Loans	9.33%	0.26%	0.40%
Nonperforming Assets to Total Portfolio Loans plus Other Real Estate Owned	9.42%	0.51%	0.68%
Allowance for Credit Losses to Total Portfolio Loans	2.83%	2.91%	3.27%
Allowance for Credit Losses to Nonperforming Loans	30.30%	1,131.62%	814.54%
Net Loan Charge-offs (Recoveries) QTD	$635	$573	$209
Net Loan Charge-offs (Recoveries) YTD	$1,208	$573	$402
Net Loan Charge-offs (Recoveries) (Annualized) to Average Portfolio Loans QTD	0.08%	0.07%	0.03%
Net Loan Charge-offs (Recoveries) (Annualized) to Average Portfolio Loans YTD	0.08%	0.07%	0.03%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
ALLOWANCE FOR CREDIT LOSSES
(Unaudited)

	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Balance Beginning of Period	$94,694	$93,852	$96,376	$93,852	$95,939
Provision for Credit Losses	85	1,415	1,814	1,500	2,444
Charge-offs:
Commercial Real Estate	—	—	—	—	—
Commercial and Industrial	—	1	22	1	22
Residential Mortgages	67	3	6	70	23
Other Consumer	651	657	391	1,308	826
Construction	42	—	—	42	—
Other	—	—	—	—	—
Total Charge-offs	760	661	419	1,421	871
Recoveries:
Commercial Real Estate	—	—	—	—	—
Commercial and Industrial	5	—	—	5	1
Residential Mortgages	1	1	96	2	96
Other Consumer	119	87	114	206	223
Construction	—	—	—	—	149
Other	—	—	—	—	—
Total Recoveries	125	88	210	213	469
Total Net Charge-offs	635	573	209	1,208	402
Balance End of Period	$94,144	$94,694	$97,981	$94,144	$97,981
DEFINITIONS AND RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES:
(Unaudited)

[1] Pre-tax Pre-provision Income (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net Interest Income	$26,711	$40,785	$32,459	$67,496	$60,681
Noninterest Income	5,028	4,735	5,604	9,763	10,939
Noninterest Expense	25,536	23,576	23,410	49,112	45,921
Pre-tax Pre-provision Income	6,203	21,944	14,653	28,147	25,699

(Gains) Losses on Sales of Securities, net	(3)	12	(76)	9	(52)
Losses (Gains) on Sales and Write-downs of Bank Premises, net	33	33	37	66	(346)
(Gains) Losses on Sales and Write-downs of OREO, net	(5)	—	(60)	(5)	99
Non-recurring Fees[5]	—	—	(4)	—	(69)
OREO Income	(18)	(16)	(12)	(34)	(22)
FHLB Prepayment Penalty	—	—	—	—	18
Contingent Liability	—	115	(10)	115	150
Core Pre-tax Pre-provision Income (Non-GAAP)	$6,210	$22,088	$14,528	$28,298	$25,477

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA

[2] Core Net Income (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands, except per share data)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net Income	$5,704	$15,941	$10,778	$21,645	$20,101
(Gains) Losses on Sales of Securities, net	(3)	12	(76)	9	(52)
Losses (Gains) on Sales and Write-downs of Bank Premises, net	33	33	37	66	(346)
(Gains) Losses on Sales and Write-downs of OREO, net	(5)	—	(60)	(5)	99
Non-recurring Fees[5]	—	—	(4)	—	(69)
OREO Income	(18)	(16)	(12)	(34)	(22)
FHLB Prepayment Penalty	—	—	—	—	18
Contingent Liability	—	115	(10)	115	150
Total Tax Effect	(1)	(30)	26	(32)	46
Core Net Income (Non-GAAP)	$5,710	$16,055	$10,679	$21,764	$19,925

Average Shares Outstanding - diluted	23,513,837	23,770,481	24,490,302	23,641,109	25,111,931
Core Earnings Per Common Share (diluted) (Non-GAAP)	$0.24	$0.68	$0.44	$0.92	$0.79
3 Computed on a fully taxable equivalent basis ("FTE") using a 21% federal income tax rate for the 2023 and 2022 periods.

Net Interest Income (FTE) (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Interest Income (FTE)(Non-GAAP)
Interest and Dividend Income (GAAP)	$43,716	$51,955	$36,961	$95,671	$69,639
Tax Equivalent Adjustment[3]	257	264	293	521	591
Interest and Dividend Income (FTE) (Non-GAAP)	43,973	52,219	37,254	96,192	70,230
Average Earning Assets	4,261,652	4,186,164	4,020,589	4,224,116	3,997,592
Yield on Interest-earning Assets (GAAP)	4.11%	5.03%	3.69%	4.57%	3.51%
Yield on Interest-earning Assets (FTE) (Non-GAAP)	4.14%	5.06%	3.72%	4.59%	3.54%

Net Interest Income (GAAP)	$26,711	$40,785	$32,459	$67,496	$60,681
Tax Equivalent Adjustment[3]	257	264	293	521	591
Net Interest Income (FTE) (Non-GAAP)	26,968	41,049	32,752	68,017	61,272
Average Earning Assets	4,261,652	4,186,164	4,020,589	4,224,116	3,997,592
Net Interest Margin (GAAP)	2.51%	3.95%	3.24%	3.22%	3.06%
Net Interest Margin (FTE) (Non-GAAP)	2.54%	3.98%	3.27%	3.25%	3.09%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA

[4] Core Efficiency Ratio (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Noninterest Expense	$25,536	$23,576	$23,410	$49,112	$45,921
Less: Gains (Losses) on Sales and Write-downs of OREO, net	5	—	60	5	(99)
Less: Losses on Sales and Write-downs of Bank Premises, net	(33)	(33)	—	(66)	—
Less: FHLB Prepayment Penalty	—	—	—	—	(18)
Less: Contingent Liability	—	(115)	10	(115)	(150)
Core Noninterest Expense (Non-GAAP)	$25,508	$23,428	$23,480	$48,936	$45,654

Net Interest Income	$26,711	$40,785	$32,459	$67,496	$60,681
Plus: Taxable Equivalent Adjustment[3]	257	264	293	521	591
Net Interest Income (FTE) (Non-GAAP)	26,968	41,049	32,752	68,017	61,272
Less: (Gains) Losses on Sales of Securities, net	(3)	12	(76)	9	(52)
Less: Losses (Gains) on Sales of Bank Premises, net	—	—	37	—	(346)
Less: Non-recurring Fees[5]	—	—	(4)	—	(69)
Less: OREO Income	(18)	(16)	(12)	(34)	(22)
Noninterest Income	5,028	4,735	5,604	9,763	10,939
Core Net Interest Income (FTE) (Non-GAAP) plus Noninterest Income	$31,975	$45,780	$38,301	$77,755	$71,722
Efficiency Ratio (GAAP)	80.46%	51.79%	61.50%	63.57%	64.12%
Core Efficiency Ratio (Non-GAAP)	79.77%	51.18%	61.30%	62.94%	63.65%
5 The Non-recurring fees include PPP related fees.